EXHIBIT 10.6

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

AMENDMENT NO. 1
 TO
SUPPLY AGREEMENT
AND
SUPPLY AND PURCHASE AGREEMENT
AND
ADDENDUM TO SUPPLY & PURCHASE AGREEMENT

This Amendment No. 1 is made and entered into as of September 30, 2014 (the “Effective Date”), by and between Sucampo Pharma Americas, LLC (formerly known as Sucampo Pharma Americas, Inc., which was further formerly known as Sucampo Pharmaceuticals, Inc.) (“SPA”), Takeda Pharmaceutical Company Limited (“Takeda”) and R-Tech Ueno, Ltd. (“RTU”).  SPA, Takeda and RTU are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, SPA, RTU and Takeda are parties to the Supply Agreement dated October 29, 2004 (the “Supply Agreement”), the Supply and Purchase Agreement dated January 25, 2006 (the “Supply and Purchase Agreement”), and the Addendum to Supply and Purchase Agreement dated November 6, 2013; (collectively the “Supply Agreements”); and

WHEREAS, the Parties now desire to amend certain terms of the Supply Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

1. Reference to SPI in the Agreement.  It is understood by the Parties that references to “SPI” in the changes set forth in this Amendment No. 1 are made for consistency with the other terms and conditions of the Supply Agreements which contain references to “SPI,” and that references to “SPI” in the Supply Agreements (including those effectuated by the changes herein) will refer to SPA.

2.  Amendments to the Supply Agreements.

2.1 Definition of Best Efforts.  All instances of the term “Best Efforts” in the Supply Agreements are hereby amended to read “Commercially Reasonable Efforts”, which is defined as follows:

‘“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining regulatory approval, or commercialization of the Compound or Product, such efforts and resources shall be consistent with those efforts and resources commonly used by a Party under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential taking into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (c) the expected and actual product profile of the Compound or Product, (d) the expected and actual patent and other proprietary position of the Compound or Product, (e) the likelihood of regulatory approval given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the Compound or Product, or other compounds or products in a Party’s portfolio of compounds or products, taking into consideration, among other factors, expected and actual (1) third party costs and expenses, (2) royalty, milestone and other payments to third parties and SPI, and (3) the pricing and reimbursement relating to the Product(s).  Commercially Reasonable Efforts shall be determined on an indication/dosage-by-indication/dosage basis for the Compound or Product, as applicable, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular indication will change over time, reflecting changes in the status of the Compound or Product, as applicable.  Notwithstanding the foregoing, neither Party shall be obligated to Develop, seek Regulatory Approval for, or Commercialize a Compound or Product: (i) which, in its reasonable opinion after discussion with the other Party, caused or is likely to cause a fatal, life-threatening or other serious adverse safety event that is reasonably expected, based upon then available data, to preclude obtaining Regulatory Approval for such Product or Compound, or, if Regulatory Approval of such Product has already been obtained, to preclude continued marketing of such Product; or (ii) in a manner inconsistent with applicable laws.’

2.2 Definition of Takeda Affiliates.  The definition of “Takeda Affiliates” in the Supply Agreements is hereby amended in its entirety to read as follows:

‘“Takeda Affiliates” shall mean those Affiliates of Takeda listed on Exhibit D to the Collaboration and License Agreement.’

2.3 Amendment to Article 6.  The following new Section 6.8 is hereby added to Article 6 the Supply and Purchase Agreement:

‘6.8           Separate Lots.  RTU shall supply Product and Samples to Takeda from lots used exclusively to supply Takeda and no other RTU customers.’

2.4 Amendment to Article 8.  Article 8 of the Supply and Purchase Agreement among Takeda, SPA and RTU is hereby amended adding the following paragraphs after the existing paragraph in Article 8 with the following:

‘Not later than April 1, 2016, SPI shall identify one or more third party contract manufacturers (“Backup Supplier”) reasonably acceptable to RTU and Takeda to act as a secondary source for the Manufacture and supply of the Product.  Within ninety (90) days after October 1, 2014, SPI shall use Commercially Reasonable Efforts to provide Takeda with a written list of potential Backup Suppliers identified by SPI.  Not later than twelve (12) months after April 1, 2016 (“Qualification Period”), with assistance of RTU, SPI shall use Commercially Reasonable Efforts to obtain all Regulatory Approvals required for the Backup Supplier to Manufacture and supply the Product for use in Development and Commercialization of the Product in the United States (“Required Approvals”).  If SPI does not obtain the Required Approvals prior to the expiration of the Qualification Period, then beginning on the first day after the expiration of the Qualification Period, the provisional price paid by Takeda to RTU for the Product and Samples as determined under Section 3.3 will be […***…] until the date on which SPI notifies Takeda in writing that the Required Approvals have been obtained.  Beginning on the first day of the second full calendar month after Takeda receives such notice from SPI, […***…].

Not later than twelve (12) months after April 1, 2016 or the date on which the Product is approved for commercial sale in Canada, whichever is later, SPI , with assistance of RTU shall use Commercially Reasonable Efforts to obtain all Regulatory Approvals necessary for the Backup Suppliers to manufacture and supply the Product for Development and Commercialization of the Product in Canada.

SPI and RTU will be responsible for all costs associated with qualifying the Backup Supplier, including costs for materials, start up, validation and test batches, stability testing and equipment.  Upon written request by SPI or Takeda from time to time, RTU shall provide a reasonably detailed written report of RTU’s efforts and progress to qualify the Backup Suppliers as required hereunder.

SPI and RTU shall ensure that the Backup Supplier has the capacity to Manufacture and supply the Product in sufficient quantities to meet Takeda’s Binding Forecast in any given quarter in the event of an interruption to the primary source of supply.  SPI and RTU, at their cost, shall prepare and submit to the applicable Regulatory Authorities in the Initial Territory all information and filings, and take such other actions reasonably required, to obtain and maintain the Regulatory Approvals required for the Back-up Supplier to manufacture and supply the Product for clinical and commercial use in the Initial Territory during the term of this Agreement.

For the avoidance of doubt, Takeda shall continue to purchase the Product and the Samples directly from RTU in the event that it is necessary for RTU to use the Backup Supplier to Manufacture, and supply to Takeda, the Product.  Under no circumstances shall RTU willfully withhold supply of the Compound, the Product or the Samples from Takeda during the term of this Agreement, including, but not limited to, during a dispute with Takeda or a dispute between Takeda and SPI.’

*Confidential Treatment Requested

2.5 Amendment to Article 8.  Section 8.3 of the Supply Agreement among Takeda, SPA and RTU is hereby amended by replacing the last sentence of that section with the following:

‘In addition, the receiving Party may disclose Confidential Information to its Affiliates and its and their officers, directors, employees, contractors, consultants, agents and advisors on a “need-to-know” basis in order for the receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in Article 8.’

2.6 Amendment to Article 9.  Article 9 of the Supply and Purchase Agreement among Takeda, SPA and RTU is hereby amended in their entirety to read as follows:

‘The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until termination of the Collaboration and License Agreement in accordance with Article 13 of the Collaboration and License Agreement.  SPI shall notify RTU of the termination of the Collaboration and License Agreement when such termination occurs.’

2.7 Amendment to Article 10. Paragraph (a) of Article 10 of the Supply Agreement among Takeda, SPA and RTU is hereby amended in their entirety to read as follows:

‘(a)           The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until termination of the Collaboration and License Agreement in accordance with Article 13 of the Collaboration and License Agreement.  SPI shall notify RTU of the termination of the Collaboration and License Agreement when such termination occurs.’

3.  Miscellaneous.

3.1
Full Force and Effect.  The provisions of the Supply Agreements, as amended by this Amendment No. 1 effective as of its Effective Date, remain in full force and effect; provided that the rights and obligations of the Parties as accrued under the Supply Agreements prior to this Amendment No. 1 will remain unchanged and continue to be binding on the Parties.

3.2
Entire Agreement.  The Supply Agreements and this Amendment No. 1 constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.3	Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the date first written above.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		SUCAMPO PHARMA AMERICAS, LLC

By:		By:
Name:	Christophe Weber	Name:
Title:	President & COO	Title:

R-TECH UENO, LTD.

By:
Name:	Yukihiko Mashima
Title:	President

[Signature page to Amendment No. 1 to Supply Agreement dated October 29, 2004; Supply and Purchase Agreement dated January 25, 2006; and Addendum to Supply and Purchase Agreement dated November 6, 2013]